EXHIBIT 99.1

Consolidated Communications Provides Updates to SureWest Acquisition Closing

MATTOON, Ill., May 30, 2012 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) ("Consolidated") is pleased to announce it has received notice from the California Public Utilities Commission that the proposed decision in approving the SureWest Communications (Nasdaq:SURW) ("SureWest") acquisition is set for the Commission's June 7th meeting. Consolidated expects the Commission will approve the transaction as recommended.

Shareholder votes and tabulations are set for both Consolidated and SureWest on June 12th.

Assuming the aforementioned approvals occur as outlined and all remaining administrative items are completed on time, the transaction is expected to close in early July.

"We continue to be excited about the opportunities the combined businesses will bring to our customers and shareholders," said Bob Currey, President and Chief Executive Officer. "The acquisition strengthens our competitive position, diversifies our revenue, improves the balance sheet and is accretive to cash flows."

"Our integration efforts are going smoothly and we continue to expect to achieve $30 million to $35 million in annualized operating and capital expense synergies by the end of the second year after close. Finally, our Board of Directors remains committed to our dividend and has approved the next quarterly payment of $0.38738, which is payable on August 1, 2012 for shareholders of record on July 13, 2012," Currey concluded.

CONTACT:   Matt Smith
Treasurer & Investor Relations
217-258-2959
Matthew.smith@consolidated.com